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                                                                   EXHIBIT 9 (B)










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                                THE CUTLER TRUST
                  TRANSFER AGENCY AND FUND ACCOUNTING AGREEMENT


     AGREEMENT made this 31st day of December, 1992, between The Cutler Trust (the "Trust"), a business trust organized under the laws of the State of Delaware with its principal place of business at 61 Broadway, New York, New York 10006, and Forum Financial Corp. (the "Transfer Agent"), a corporation organized under the laws of State of Delaware with its principal place of business at Two Portland Square, Portland, Maine 04101.

     WHEREAS, the Trust is registered under the Investment Company Act of 1940 as an open-end management investment company and is authorized to issue shares of beneficial interest, no par value, in separate series and classes;

     WHEREAS, the Trust desires that the Transfer Agent act as transfer agent to the Trust for the purpose of recording the transfer, issuance and redemption of shares, transferring shares and disbursing dividends and other distributions to shareholders for each separate investment portfolio, and the Transfer Agent is willing to perform those services on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Trust desires that the Transfer Agent perform certain fund accounting services for each separate investment portfolio and the Transfer Agent is willing to perform those services on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, the Trust and the Transfer Agent agree as follows:

     SECTION 1. APPOINTMENT. The Trust hereby appoints Transfer Agent as its transfer agent and fund accountant and Transfer Agent agrees to act in such capacity upon the terms set forth in this Agreement.

     SECTION 2. DEFINITIONS. Whenever used in this Agreement or in any amendment or supplement hereto, capitalized terms not defined elsewhere shall have the meanings specified below, insofar as interpretable within the context:

     (a)  "Act" shall mean the Investment Company Act of 1940, as amended.

     (b)  "Adviser" shall mean Cutler & Company, Inc., or any successor thereto.

     (c)  "Board" shall mean the Board of Trustees of the Trust.

     (d) "Business Day" shall have the meaning ascribed thereto in each Prospectus.


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     (e)  "Custodian" shall mean The First National Bank of Boston or any successor or other custodian acting as such for any Fund.

     (f) "Custodian Agreement" shall mean the agreement or agreements between the Trust and the Custodian or Custodians providing for custodial services to the Trust.

     (g) "Eligible Guarantor Institution" shall have the meaning ascribed thereto in Rule 17Ad-15 under the 1934 Act.

     (h) "Fund" shall mean each investment portfolio of the Trust as now exists or may in the future be created.

     (i) "Manager" shall mean Forum Financial Services, Inc., or any successor thereto.

     (j) "Oral Instructions" shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to the Trust in person or by telephone, vocal telegram or other electronic means, by a person or persons reasonably believed in good faith by the Trust to be a person or persons authorized by a resolution of the Board to give Oral Instructions on behalf of the Trust. Each Oral Instruction shall specify whether it is applicable to the Trust or a specific Fund.

     (k) "Prospectus" shall mean the then-current prospectus and statement of additional information forming part of an effective Registration Statement of the Trust under the Act and the 1933 Act with respect to a Fund, as supplemented from time to time.

     (l) "Shareholders" shall mean the registered owners from time to time of the Shares, as reflected on the stock registry records of the Trust.

     (m) "Shares" shall mean the issued and outstanding shares of beneficial interest of the Trust including, unless otherwise noted, fractions thereof.

     (n) "Transfer Agent Indemnitee" shall mean the Transfer Agent and its directors, officers, employees and agents and persons controlling the Transfer Agent.

     (o) "UCC" shall mean the Uniform Commercial Code as in effect in the State of Delaware.

     (p) "Valuation Time" shall mean each time described in each Prospectus at which a Fund's net asset value is to be determined, or at such other time as the Trust may specify in a Written Instruction.


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     (q)  "Written Instructions" shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to the Transfer Agent in an original writing containing original signatures, or a copy of such document transmitted by telecopy, including transmission of such signatures, or other mechanical or documentary means, at the request of a person or persons reasonably believed in good faith by the Transfer Agent to be a person or persons authorized by a resolution of the Board to give Written Instructions on behalf of the Trust. Each Written Instruction shall specify whether it is applicable to the Trust or a specific Fund.

     (r)  "1933 Act" shall mean the Securities Act of 1933, as amended.

     (s)  "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     SECTION 3. DELIVERY OF DOCUMENTS AND RECORDS. The Trust has delivered to the Transfer Agent copies of its Trust Instrument and Bylaws, the Trust's Registration Statement and all amendments thereto filed pursuant to the Act and the 1933 Act, and the Prospectus of each Fund and shall promptly furnish the Transfer Agent with all amendments of or supplements to the foregoing. The Trust shall deliver over to the Transfer Agent (i) an accurate list of Shareholders of the Trust, showing each Shareholder's address of record and number of Shares owned and (ii) all Shareholder and fund accounting records, files, and other materials necessary or appropriate for proper performance of the functions assumed by the Transfer Agent under this Agreement.

     SECTION 4. ISSUANCE OF SHARES. The Transfer Agent shall make original issues of Shares of each Fund in accordance with the provisions hereof and the Prospectuses, upon receipt of (i) Written Instructions requesting the issuance,
(ii) a certified copy of a resolution of the Board authorizing the issuance,
(iii) necessary funds for the payment of any original issue tax applicable to the Shares, and (iv) an opinion of the Trust's counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Trust of an appropriate notice with the SEC, as required by Rule 24f-2 under the Act. If the opinion described in clause (iv) above is contingent upon a filing under Rule 24f-2, the Trust shall fully indemnify the Transfer Agent for any liability arising from the failure of the Trust to comply with that rule.

     SECTION 5. TRANSFER OF SHARES. Transfers of Shares of each Fund shall be registered on the Shareholder records of the Trust maintained by the Transfer Agent pursuant to this Agreement. In registering transfers of Shares of each Fund, the Transfer Agent may rely upon the UCC, or any other statutes that, in the opinion of the Transfer Agent's counsel, protect the Transfer Agent and the Trust from liability arising from (i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of an adverse claim inquiry or (iv) refusing registration


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whenever an adverse claim requires refusal.  The Transfer Agent is responsible for carrying out transfer instructions of the types specified in the Prospectuses and Written Instructions and for delivering to the transferee and transferor all documentation as is required by the UCC.

     SECTION 6. MAINTENANCE OF STOCK RECORDS. The Transfer Agent shall maintain customary stock registry records for each Fund, noting the issuance, transfer or redemption of Shares. The Transfer Agent shall maintain for each Fund a "Share Account" in which it will record the Shares issued and outstanding from time to time. The Transfer Agent shall keep records for each Fund, containing the names and addresses of record of Shareholders and the number of Shares from time to time owned by them. Each Shareholder will be assigned a single account number for each Fund.

     SECTION 7. RECORDS REFLECTING ISSUANCES AND REDEMPTIONS. When Shares are purchased, the Transfer Agent shall note on its stock registry records the issuance of the Shares and credit the Share Account and the respective Shareholders' accounts with the Shares. Whenever Shares owned by Shareholders are surrendered for redemption pursuant to the provisions hereof and the Prospectuses, the Transfer Agent shall make appropriate entries in the stock transfer records and debit the Share Account and the record of issued Shares outstanding. Except as permitted by the Prospectus, a redemption request for Shares being redeemed must reflect a guarantee of the owner's signature by an Eligible Guarantor Institution. The Trust may authorize the Transfer Agent by Written Instruction to waive the signature guarantee for any specific transaction or classes of transactions upon provision of an indemnity satisfactory in form to the Transfer Agent.

     SECTION 8. RELIANCE ON INFORMATION. In performing its duties hereunder, the Transfer Agent may rely conclusively and act without further investigation upon any list, instruction, certification, authorization or other instrument or paper reasonably believed by it in good faith to be genuine and unaltered, and to have been signed, countersigned or executed or authorized by a duly authorized person or persons, or by the Trust, or upon the advice of counsel for the Trust or for the Transfer Agent. The Transfer Agent may record any transfer of Shares it reasonably believes in good faith to have been duly authorized, or may refuse to record any transfer of Shares if, in good faith, it deems such refusal necessary in order to avoid any liability on the part of either the Trust or the Transfer Agent. The Trust shall indemnify and hold harmless the Transfer Agent from and against any and all losses, claims, damages, liabilities or expenses (including reasonable expenses for legal counsel) that it may suffer or incur by reason of such good faith reliance, action or failure to act.

     SECTION 9. COMPUTATION OF NET ASSET VALUE; SHARE PURCHASES. The Trust hereby instructs the Transfer Agent to consider Shareholder payments as Federal funds no later than on the day indicated below unless such other times shall be noted in a Prospectus:

     (a)  For a wire received, at the time of the receipt of the wire;


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     (b)  (i) For a check drawn on a member bank of the Federal Reserve System and received prior to 3:00 p.m., Eastern time, on a Business Day, on the Business Day following receipt and (ii) for a check drawn on a member bank of the Federal Reserve System and received at or after 3:00 p.m., Eastern time, on a Business Day, on the second Business Day following receipt; and

     (c) For a check drawn on an institution that is not a member of the Federal Reserve System, at such time as the Transfer Agent actually receives Federal funds in respect of that check.

     As soon as possible after each Valuation Time, the Transfer Agent shall use the net asset value determined as of the Valuation Time to compute the number of Shares to be purchased as of that Valuation Time and the aggregate purchase proceeds to be deposited with the Custodian.

     SECTION 10. SHARE ISSUANCE AND CONFIRMATIONS. Having made the calculations required by Section 9, the Transfer Agent shall upon receipt of Federal funds pay the Custodian the aggregate net asset value of Shares of each Fund purchased. The aggregate number of Shares purchased shall be issued daily and credited by the Transfer Agent to the Share Account and the individual account of the Shareholder. The Transfer Agent shall also credit each Shareholder's separate account with the number of Shares purchased by the Shareholder. If requested by the Trust, the Transfer Agent shall promptly thereafter mail written confirmation of the purchase to each Shareholder and to the Trust. Each confirmation shall indicate the prior Share balance, the new Share balance, the amount invested and the price paid for the newly-purchased Shares or other information as the Trust shall instruct in a Written Instruction.

     SECTION 11. SHARE REDEMPTIONS. Prior to each Valuation Time, the Transfer Agent shall process all requests to redeem Shares of each Fund in accordance with Section 7 and, if appropriate, shall advise the Custodian of the aggregate net asset value of all Shares requested to be redeemed. Upon confirmation of the net asset value, the Transfer Agent shall notify the Trust and, if appropriate, the Custodian of the redemption, apply the redemption proceeds in accordance with Section 12 and the applicable Prospectus, record the redemption in the stock registry books, debit the redeemed Shares from the Share Account and the individual account of the Shareholder.

     SECTION 12. REDEMPTION PROCEEDS. The proceeds of redemption shall be remitted by the Transfer Agent in accordance with the Prospectuses as follows:

     (a) By check mailed to the Shareholder at his address of record or to his designated custodian;

     (b)  By wiring the appropriate amount in Federal funds; or


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     (c)  By other procedures commonly followed by mutual funds, as set forth in the Prospectuses and in a Written Instruction from the Trust and mutually agreed upon between the Trust and the Transfer Agent.

     The Transfer Agent may delay payment of the proceeds of redemption of Shares that have been purchased by check within fifteen (15) days prior to receipt of the redemption request and for which Federal funds have not been received. The Trust shall provide the Transfer Agent with Written Instructions concerning the time within which such requests may be honored. The authority of the Transfer Agent to perform its responsibilities under Section 11 and Section 12 shall be suspended with respect to a Fund if the Transfer Agent receives notice from the Trust of the suspension of the determination of that Fund's net asset value.

     SECTION 13. DIVIDENDS AND OTHER DISTRIBUTIONS. Upon the declaration of each dividend, including each capital gain distribution, by the Board, the Trust or, in the case of dividends declared pursuant to an ongoing resolution of the Board, the Manager or such other person as the Manager shall by Written Instruction inform the Transfer Agent, shall notify the Transfer Agent of the date of such declaration, the amount payable per Share, the record date for determining the Shareholders entitled to payment, the payment and the reinvestment date. Dividends may be declared pursuant to an ongoing resolution of the Board that declares periodically a dividend consisting of all the undeclared net investment income of a Fund, in which case the amount of the dividend shall be determined by the Transfer Agent or such other person as the Manager shall by Written Instruction inform the Transfer Agent. On or before each payment date the Trust will transfer, or cause the Custodian to transfer, to the Transfer Agent the total amount of the dividend currently payable subject to such netting arrangements as may be agreed to between the Trust and the Custodian. The Transfer Agent will, on the designated payment date, reinvest all dividends in additional Shares and, to the extent provided by the applicable Prospectus, mail to each Shareholder at his address of record a statement showing the number of Shares (rounded to three decimal places) then owned by the Shareholder and the net asset value of the Shares; provided, however, that if a Shareholder elects to receive any or all dividends in cash, the Transfer Agent shall prepare a check in the appropriate amount and mail it to the Shareholder at his address of record promptly following the designated payment date.

     SECTION 14. ISSUANCE AND TRANSFER OF SHARE CERTIFICATES. Until authorized by the Trust, no share certificates shall exist or be issued.

     SECTION 15. COOPERATION WITH AUDITORS. The Transfer Agent shall cooperate with and assist the Trust's independent auditors and, upon approval of the Trust or the Manager, any regulatory body in any requested review of the Trust's books and records maintained by the Transfer Agent. The Transfer Agent shall take reasonable action to make all necessary information available to the auditors and any regulatory body approved by the Manager or the Trust for the performance of their duties.


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     SECTION 16.  FUND ACCOUNTING.  For each Fund, the Transfer Agent shall perform the fund accounting services listed in this Section. The Transfer Agent and the Manager may from time to time adopt such procedures as they agree upon to implement the terms of this Section.

     (a) For each Fund, the Transfer Agent shall: (i) calculate the net asset value per Share with the frequency prescribed in the Funds' Prospectuses; (ii) calculate dividends and capital gain distributions, if any, as required by the Trust; (iii) calculate the yield, effective yield, tax equivalent yield and total return, as applicable, and such other measure of performance as may be agreed upon between the parties hereto; (iv) provide the Trust and such other persons as the Manager may direct with the following reports:

     (A)  a current security position report,

     (B) a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order), and

     (C)  a current cash position and projection report;

(v) prepare and record, as of each time when the net asset value of a Fund is calculated, either

     (A) a valuation of the assets in the Fund (based upon the use of outside services normally used and contracted for this purpose by the Transfer Agent in the case of securities for which information and market price or yield quotations are readily available and based upon evaluations conducted in accordance with the Manager's instructions in the case of all other assets) or

     (B) a calculation confirming that the market value of the Fund's assets does not deviate from the amortized cost value of those assets by more than a specified percentage agreed to from time to time by the Transfer Agent and the Manager; and

(vi) make such adjustments over such periods as the Transfer Agent deems necessary to reflect over-accruals or under-accruals of estimated expenses or income.

     (b) The Transfer Agent shall prepare periodic reports to the Trust's shareholders and the SEC and such other reports as may be agreed to from time to time and provide information typically supplied in the investment company industry to companies that track or report the price, performance or other information with respect to investment companies.

     SECTION 17. OTHER SERVICES. The Transfer Agent shall answer shareholder inquiries related to their Share accounts and other correspondence requiring an answer from the Trust. The Transfer Agent shall maintain dated copies of written communications from Shareholders and replies thereto. In addition, the Transfer Agent will perform other services for the Trust as mutually agreed upon in writing from time to


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time, including but not limited to preparing and filing Federal tax forms, mailing Shareholder reports, preparing lists of Shareholders, mailing notices of Shareholders' meetings, proxies and proxy statements, tabulating proxies, and mailing Federal tax information to Shareholders. Nothing contained in this Agreement is intended to or shall require the Transfer Agent, in any capacity hereunder, to perform any functions or duties on any day other than a Business Day. Functions or duties normally scheduled to be performed on any day that is not a Business Day shall be performed on, and as of, the next Business Day, unless otherwise required by law.

     SECTION 18. UNPAID ITEMS. In the event that any check or other order for the payment of money is returned unpaid for any reason, the Transfer Agent shall promptly notify the Trust of the non-payment.

     SECTION 19. TAXES. The Transfer Agent shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any Shareholder, excluding taxes assessed against the Transfer Agent for compensation received by it hereunder.

     SECTION 20.  RECORDKEEPING; INSPECTION OF RECORDS.

     (a) The Transfer Agent shall prepare and maintain in such form and in such locations as may be required by applicable regulation all records and documents relating to the services provided to the Trust pursuant to this Agreement required to be prepared and maintained by the Transfer Agent or the Trust pursuant to the Act, the 1934 Act and the rules and regulations of the SEC and the Internal Revenue Service.

     (b) Without limiting the requirements of Section 20(a), the Transfer Agent shall prepare and maintain on behalf of the Trust the following books and records of each Fund pursuant to Rule 31a-1 under the Act: (i) journals containing an itemized daily record in detail of all purchases and sales of securities, all purchases and sales of Shares, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of Rule 31a-1; (ii) journals and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of Rule 31a-1 (including the ledgers required by subsection (b)(2)(iv); (iii) a record of all options, if any, in which the Trust has any direct or indirect interest or which the Trust has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property as required by subsection (b)(7) of Rule 31a-1; (iv) a monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of Rule 31a-1; and (v) other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to those provisions of the Rule applicable to portfolio transactions and shareholders as agreed upon between the parties hereto.

     (c) The Transfer Agent shall notify the Trust of any request or demand for the inspection of the Trust's Share records. The Transfer


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Agent shall abide by the Trust's instructions for granting or denying the inspection; provided, however, the Transfer Agent may grant the inspection without such instructions if it is advised by its counsel that failure to do so will result in liability to the Transfer Agent.

     (d) The books and records pertaining to the Trust that are in possession of the Transfer Agent shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during the Transfer Agent's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Transfer Agent to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor to any of the Transfer Agent's obligations hereunder, the Transfer Agent shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by the Transfer Agent under this Agreement.

     SECTION 21.  EXPENSES; COMPENSATION.

     (a) Subject to any agreement by the Adviser to reimburse or pay the expenses of the Trust, the Trust shall be responsible and assumes the obligation for payment of all its expenses.

     (b) For its services hereunder, the Transfer Agent shall receive from the Trust, with respect to each Fund, such transfer agency and fund accounting fees as are listed in Schedule A hereto, as amended from time to time. These fees shall be paid monthly in advance.

     (c) The Transfer Agent shall be reimbursed for its ancillary costs incurred in providing any transfer agency services hereunder, including the cost of (or appropriate share of the cost of) (i) any and all forms and stationery used or specially prepared for the purpose, (ii) postage, (iii) telephone services, (iv) bank fees, (v) electronic or facsimile transmission and (vi) any other items for which the Trust is responsible, as described in the Trust's agreement with the Adviser. The Trust shall reimburse the Transfer Agent for all expenses and employee time attributable to any review of the Trust's accounts and records by the Trust's independent public accountants or any regulatory body outside of routine and normal periodic reviews and for all expenses for services in connection with the Transfer Agent's activities in effecting any termination of this Agreement (except the termination of Transfer Agent for cause), including expenses incurred by the Transfer Agent to deliver the property of the Trust in the possession of the Transfer Agent to the Trust or other persons.

     (d) Notwithstanding anything in this Agreement to the contrary, the Transfer Agent and its affiliated persons may receive compensation or reimbursement from the Trust with respect to (i) the provision of management services or (ii) service as a Trustee or officer of the Trust.


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     SECTION 22.  STANDARD OF CARE; LIMITATION OF LIABILITY.

     (a) The Transfer Agent shall not be liable for any action taken or not taken in good faith and reasonably believed by the Transfer Agent to be within the powers conferred upon it under this Agreement; provided that nothing herein shall be deemed to protect, or purports to protect, the Transfer Agent against any liability to the Trust or to the security holders of the Trust to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder. The Transfer Agent shall be entitled to rely conclusively on the completeness and correctness of any accounts and records turned over to it by the Trust. In no event shall a Transfer Agent Indemnitee be liable for loss of profit or goodwill or for other indirect, special or consequential damages, liabilities or costs (including administrative and litigation costs and attorneys' fees) suffered by the Trust or others, whether or not the possibility of such damage was disclosed to the Transfer Agent or could have been reasonably foreseen by the Transfer Agent and whether asserted on the basis of contract, tort (including negligence and strict liability) or otherwise.

     (b) The Trust shall indemnify and hold harmless each Transfer Agent Indemnitee from and against any and all losses, claims, damages, liabilities or expenses (including reasonable expenses for legal counsel) arising directly or indirectly out of or in connection with this Agreement; provided such loss, claim, damage, liability or expense is not the direct result of willful misfeasance, bad faith or gross negligence by the Transfer Agent Indemnitee.
The Trust shall be entitled to assume the defense of any suit brought to enforce any claim and to retain counsel of good standing chosen by the Trust and approved by the Transfer Agent, the Transfer Agent's approval not to be unreasonably withheld. In the event the Trust does elect to assume the defense of a suit and retain counsel of good standing approved by the Transfer Agent, the defendant or defendants in the suit shall bear the fees and expenses of any
additional counsel retained by any of them.   In the event the Trust does not
elect to assume the defense of a suit or in case the Transfer Agent does not approve of counsel chosen by the Trust, the Trust will reimburse each Transfer Agent Indemnitee named as defendant in such suit for the fees and expenses of any counsel retained by the Transfer Agent Indemnitee. In the event the Transfer Agent has been advised that it may have available defenses or claims that are not available or conflict with those available to the Trust, the Trust will reimburse the Transfer Agent for the fees and expenses of any counsel retained by the Transfer Agent. The Transfer Agent may, at any time, waive its right to indemnification hereunder and assume its own defense.

     (c)  Without limiting the foregoing:

     (i) the Transfer Agent may rely upon the advice of the Trust or counsel to the Trust or the Transfer Agent, and upon statements of accountants, brokers and other persons believed by the Transfer Agent in good faith to be expert in the matters upon which they are consulted. The Transfer Agent shall not be liable for any action taken in good faith reliance upon such advice or statements;


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     (ii)  the Transfer Agent shall not be liable for any action reasonably taken in good faith reliance upon any Written Instruction or certified copy of any resolution of the Board; provided, however, that upon receipt of a Written Instruction countermanding a prior Instruction that has not been fully executed by the Transfer Agent, the Transfer Agent shall verify the content of the second Instruction and honor it, to the extent possible.
     The Transfer Agent may rely upon the genuineness of any such document, or copy thereof, reasonably believed by the Transfer Agent in good faith to have been validly executed; and

     (iii) the Transfer Agent may rely, and shall be protected by the Trust in acting, upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, permitted Oral Instruction, statement, instrument, report, notice, consent, order, or other paper or document reasonably believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

     (d) In the event of equipment failures beyond the Transfer Agent's control, the Transfer Agent shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. The Transfer Agent shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available or shall maintain a secondary site with processing capability.

     (e) The Transfer Agent shall be under no duty to take any action on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by the Transfer Agent in writing. In the performance of its duties hereunder, the Transfer Agent shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to insure the accuracy and completeness of all services performed under this Agreement. To the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, the Transfer Agent shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of the Transfer Agent or reckless disregard of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, the Transfer Agent in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of delays or errors or loss of data occurring by reason of circumstances beyond the Transfer Agent's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in subsection (d) above), flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.



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     SECTION 23.  EFFECTIVENESS; DURATION AND AMENDMENT.

     (a) This Agreement shall become effective on the day on which the Trust's Registration Statement relating to Shares of the Cutler Equity Income Fund, the Cutler Approved List Equity Fund and the Cutler Government Securities Fund becomes effective and shall relate to every other Fund as of the date on which the Trust's Registration Statement relating to the shares of such Fund becomes effective. Upon the effectiveness of this Agreement, it shall supersede all previous agreements between the Trust and the Transfer Agent covering the subject matter hereof.

     (b) This Agreement shall continue in effect for twelve months and, thereafter, shall be automatically renewed each year for an additional term of one year.

     SECTION 24. TERMINATION. This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, (i) by the Board on at least 60 days' written notice to the Transfer Agent or (ii) by the Transfer Agent on at least 60 days' written notice to the Trust. Upon receiving notice of termination from the Transfer Agent, the Trust shall use its best efforts to obtain a successor transfer agent. If a successor transfer agent is not appointed within sixty (60) days after the date of the notice of termination, the Board shall, by resolution, designate the Trust as its own transfer agent. Upon receipt of written notice from the Trust of the appointment of the successor transfer agent and upon receipt of Written Instructions the Transfer Agent shall, upon request of the Trust and the successor transfer agent and upon payment of the Transfer Agent's reasonable charges and disbursements, promptly transfer to the successor transfer agent the original or copies of all books and records maintained by the Transfer Agent hereunder including, in the case of records maintained on computer systems or other electronic media, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor transfer agent in the establishment of the books and records necessary to carry out its responsibilities hereunder.

     SECTION 25.  ASSIGNMENT; DELEGATION.

     (a) This Agreement shall extend to and shall bind the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Transfer Agent without the written consent of the Trust, authorized or approved by a resolution of the Board. Notwithstanding the foregoing, either party may assign this Agreement without the consent of the other party so long as the assignee is an affiliate, parent or subsidiary of the assigning party and is qualified to act under applicable law.

     (b) The Transfer Agent may contract with other qualified service providers to perform any of the services contemplated by this Agreement; provided, that the Transfer Agent shall not thereby be relieved of any of its obligations hereunder. The Transfer Agent may subcontract any or all of its functions to one or more qualified sub-transfer agents or processing agents, which may be the Manager or affiliates of the


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

Manager, who agree to comply with the terms of this Agreement. The Transfer Agent may pay those agents for their services, but no such payment will increase the Transfer Agent's compensation from the Trust.

     SECTION 26. RESOLUTIONS FOR INSTRUCTIONS; PROCEDURES. The Trust shall file with the Transfer Agent a certified copy of the operative resolution of the Board authorizing the execution of Written Instructions or the transmittal of Oral Instructions. The parties hereto may adopt procedures as may be appropriate or practical under the circumstances, and the Transfer Agent may conclusively rely, in the absence of actual knowledge to the contrary, on the determination of the Trust that any procedure that has been approved by the Trust does not conflict with or violate any requirement of the Trust's Trust Instrument, Bylaws or Prospectuses, or any rule, regulation or requirement of any regulatory body.

     SECTION 27. NOTICES. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person, sent by first-class mail, postage prepaid, or sent by overnight delivery, postage prepaid, to the respective parties at the following addresses or such other address as the parties may designate in writing by the same methods:

     If to the Trust:

               The Cutler Trust
               61 Broadway, Suite 2770
               New York, New York  10006
               Attn.: Corporate Secretary

     If to the Transfer Agent:

               Forum Financial Corp.
               Two Portland Square
               Portland, Maine  04101
               Attn.: Transfer Agent

     SECTION 28. REPRESENTATIONS AND WARRANTIES. The Trust represents and warrants to the Transfer Agent that the execution and delivery of this Agreement by the undersigned officer of the Trust has been duly and validly authorized by resolution of the Board. The Transfer Agent represents and warrants to the Trust that (i) the execution and delivery of this Agreement by the undersigned officer of the Transfer Agent has been duly and validly authorized and (ii) it is duly registered as a transfer agent under the 1934 Act.

     SECTION 29. SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     SECTION 30. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Maine.

     SECTION 31. HEADINGS. Headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     SECTION 32. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and the Transfer Agent agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which the Transfer Agent's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                              THE CUTLER TRUST


                              By: /s/ JOHN Y. KEFFER
                                  ------------------
                                  John Y. Keffer
                                    President


                              FORUM FINANCIAL CORP.


                              By: /s/ DAVID R. KEFFER
                                  -------------------
                                  David R. Keffer
                                    Vice President

                                THE CUTLER TRUST
                  TRANSFER AGENCY AND FUND ACCOUNTING AGREEMENT

                                   SCHEDULE A
                               FEES FOR EACH FUND


Transfer Agency Fees:
--------------------

     Fee per Fund                                      $ 12,000/year

     Annual Shareholder Account Fees
       (per shareholder account)                        $ 12.00

     Fees based upon the number of Shareholder accounts shall be calculated as of the last Business Day of the prior month.


Fund Accounting Fees:
--------------------
     Standard Fee per Fund                             $ 36,000/year

     Plus Additional Surcharges for each of:

       Tax-Free Money Market Funds                     $ 12,000/year

       Global or International Funds                   $ 12,000/year

       Funds with more than 25%
       of their total assets invested
       in asset backed securities                      $ 1,000/month

       Funds with more than
       100 security positions                          $ 1,000/month

       Funds with a monthly portfolio
       turnover rate of 10% or greater                 $ 1,000/month

     Monthly surcharges are based upon the total assets or security positions as of the end of the prior month and on the portfolio turnover rate for the prior month. Portfolio turnover rate shall have the meaning ascribed thereto in Securities and Exchange Commission Form N-1A.


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